EXHIBIT 19
SECURITIES TRADING POLICY

In the normal course of business, officers, directors, employees, consultants and contractors of Qorvo, Inc. (the “Company”) may come into possession of significant, sensitive information. This information is considered the property of the Company and federal and state laws prohibit you from buying, selling, recommending or making other transfers of securities if you are aware of material, nonpublic information about the Company. The purpose of this policy is both to inform you of your legal responsibilities in this area and to make clear to you that the misuse of sensitive information is contrary to Company policy and will be dealt with severely. Persons violating this policy will be subject to immediate disciplinary action, up to and including dismissal from the Company.

Insider trading is a crime, punishable by fines and/or imprisonment. In addition, the Securities and Exchange Commission (the “SEC”) may seek to impose on the violator a civil penalty of up to three times the profits made or losses avoided from the trading. Violators must also disgorge any profits made, and are often subject to an injunction against future violations. Finally, under some circumstances violators may be subjected to civil liability in private lawsuits. Employers may also face penalties if they fail to take preventive steps to control insider trading.

Thus, it is important both to you and the Company that insider trading violations not occur. You should be aware that anyone scrutinizing your transactions will be doing so after the fact with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. You should also be aware that stock market surveillance techniques are exceptionally sophisticated, and the SEC and other regulatory authorities can identify all parties to every stock trade. The SEC’s budget has been increased greatly in recent years and the chance that federal authorities will detect and prosecute even small-level trading is significant. The risk is simply not worth taking.

The Insider Trading Laws

As a director, officer, employee, consultant or other contractor, you may not seek to benefit personally by transacting in securities while aware of material, nonpublic information that you have learned in connection with your employment with, or service to, the Company. This rule applies, of course, to trading in our own securities (whether common stock, stock options or any other Company security). In addition, no director, officer, employee, consultant or other contractor who, in the course of working for the Company, learns of material, nonpublic information about a company (1) with which the Company does business (e.g., a vendor, supplier or customer), or (2) that is involved in a potential transaction or business relationship with the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material. The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news).

For information to be “material,” it must be a fact that the typical investor would likely consider significant. If you learn something that leads you to want to buy, sell or hold securities, that information probably will be considered material. It is important to keep in mind that material information need not concern an event that is certain to occur. Information that something is likely to happen, or even just that it may happen, can be considered material. Information that a company is a possible acquisition target is material very early in the acquisition process, well before the parties to the proposed acquisition agree to specific terms. Federal courts in insider trading cases have held information to be material where an acquiror has merely commenced an internal process to determine the desirability of pursuing a target. Keep in mind also that the SEC takes the view that, except in limited, specifically defined circumstances, the mere fact that you know the information is enough to bar you from trading; it is generally no excuse that your reasons for trading were not based on that information. Other examples of material insider information may include, but are not limited to: threats of or major developments concerning litigation, revenue and earnings projections, known but unannounced future earnings, losses or other financial results, changes in dividend policy, stock splits, new equity or debt offerings, major regulatory investigations or issues, key personnel changes, major new products or services, major developments involving key customer relationships, major product quality issues, scientific achievements and other developments from research efforts, significant cybersecurity incidents, and significant changes in operating or financial circumstances such as major write-offs or financial liquidity problems.

“Nonpublic” information is any information that is not reasonably available to the investing public. Once the Company releases information through public channels (for instance, a press release), it typically takes a few additional days for it to be broadly disseminated. During the time between public release and broad dissemination (two full Trading Days is a good rule of the thumb), information is considered nonpublic. “Trading Day” means a day on which national stock exchanges are open for trading. A “Trading Day” begins at the time trading begins on such day.

Besides your obligation to refrain from trading while aware of material, nonpublic information, you are also prohibited from “tipping” others. The concept of unlawful tipping includes passing on information to friends, family members or others under circumstances that suggest that you were trying to help them make a profit or avoid a loss. When tipping occurs, both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee in turn gives the information. There are many instances in which only a small group of employees is privy to secret information. In such cases, those in possession of the information should avoid leaking it even to other employees. Besides being considered a form of insider trading, of course, tipping is also a serious breach of corporate confidentiality. For this reason, you should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators) where such information may be heard by others. Likewise, all directors, officers, employees, consultants and contractors of the Company are strictly prohibited from posting comments or responding to comments made by others on any Internet site regarding the Company or the Company’s financial condition or stock.

General Policy

Because insider trading liability operates as a threat to both you and the Company, it is contrary to Company policy to engage in any activity that would be considered unlawful trading or tipping under the securities laws. This policy applies to trading in Company securities as well as the securities of another company if the trading is based on information acquired as a result of your employment or relationship with us. In addition, because courts have treated the concept of materiality in the context of acquisitions so expansively, to avoid the appearance of impropriety, you are prohibited from trading in the securities of any company which you reasonably believe is a prospective target for acquisition by the Company. It is also Company policy that any investments you make in Company securities or the securities of any company that has a significant relationship with us be on a “buy and hold” basis. Active trading, “day trading” or other short-term speculation, is improper and prohibited.

The restrictions outlined in this policy apply to directors, officers, employees, consultants and contractors of the Company and its subsidiaries and to their “related persons.” “Related persons” include your spouse, minor children and other persons living in the same household with you, any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities), any trust of which you are a trustee, any estate of which you are an executor and any corporation or other entity that you control, directly or indirectly. Officers and directors of the Company and other specified individuals with regular access to material undisclosed information about the Company (collectively, “Designated Insiders”) are also subject to the additional requirements set forth below.

The Securities Compliance Officer may periodically request directors, officers, employees, consultants and contractors of the Company to acknowledge in writing or electronically their receipt of this policy and agreement to comply with it.

This policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company securities until that information has become public or is no longer material.

For guidance or further information about this policy, contact the Company’s Securities Compliance Officer, ComplianceOfficer@qorvo.com. If you become aware that any person subject to this policy is violating or about to violate it, you must report that information immediately to the Securities Compliance Officer.

Restrictions on Hedging and Pledging

Transactions involving exchange-traded options or other derivative instruments may in many instances create the appearance of an employee “betting against the Company” or otherwise engaging in short-term speculation, and that the substantial leverage attendant to these instruments creates a significant enticement for abusive trading. Therefore, trading in derivative instruments involving securities of the Company (other than the exercise of options and the sale of shares underlying equity awards granted to you under a Company equity incentive plan) or any company that has a significant relationship with us is prohibited, regardless of the purpose for any such proposed transaction.

You and your designees are also prohibited from engaging in short sales involving Company securities, purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange-traded funds), or otherwise engaging in a transaction that hedges or offsets, or that is designed to hedge or offset, any decrease in the market value of the Company’s securities. The foregoing prohibition applies to Company securities granted to you, whether in your capacity as an employee or as a director, by the Company as part of your compensation, or held, directly or indirectly, by you.

Holding Company securities in a margin account or pledging Company securities as collateral for a loan is also prohibited. This prohibition does not apply to any broker-assisted “cashless” exercise or settlement of awards granted under a Company equity incentive plan.

Additional Restrictions Applicable to Certain Individuals

Trading Window Requirement

It is the policy of the Company that no Designated Insider or any related person of a Designated Insider may engage in any transaction involving stock or other securities of the Company except during any “window” period. Each trading window will generally commence at the opening of trading on the third Trading Day following public announcement of the Company’s operating results for the immediately preceding fiscal quarter and end on the 8th day (or, if not a business day, on the business day immediately preceding the 8th day) of the last calendar month of the current fiscal quarter; provided that the Company may delay the opening of or close the trading window at any time in light of significant positive or negative events involving the Company. The Securities Compliance Officer (or his or her designee) will notify all Designated Insiders by email or other means when the trading window opens and when it closes. Even during an open trading window, you may not trade in Company securities if you are aware of material nonpublic information about the Company.

The trading window restriction set forth in this policy applies to any purchase, sale, gift, donation or other transaction in Company securities, but not to the exercise of stock awards (including stock options) under the Company’s equity incentive plans (provided that the subsequent sale of any shares acquired, including a broker-arranged sale to pay the exercise price of options, is restricted). This policy does not apply to purchases of Company securities in the employee stock purchase plan resulting from your periodic payroll deductions under the plan pursuant to the election you make for any purchase period under the plan and to your election to participate in the plan for any enrollment period. This policy does apply, however, to your sales of Company securities purchased pursuant to the plan. In some cases, bona fide gifts and charitable donations may be exempted from the trading window restriction on a case-by-case basis.

The Securities Compliance Officer may approve exemptions to the trading window restriction only for compelling reasons and only after a thorough review of the particular facts and circumstances that results in the determination that no insider trading liability concerns are present. Approval of exemptions must be in writing.

Pre-Clearance Requirement

It is the policy of the Company that each Designated Insider who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must consult with the Securities Compliance Officer before he or she, or any of his or her related persons, engages in any transaction involving common stock or other securities of the Company (including, but not limited to, the purchase, sale, gift or donation of such securities), in order to ensure that the proposed transaction would not either result in short-swing profit liability or, due to its timing in relation to significant events affecting the Company, otherwise create the appearance of impropriety. If the Securities Compliance Officer determines in his or her discretion that a proposed transaction might be viewed as improper or deemed a violation of the insider trading laws, then the transaction shall not take place. The Chief Financial Officer must review such proposed transactions of the Securities Compliance Officer in the same manner as described above and with the same discretionary authority.

Rule 10b5-1 Plans

The trading window and the pre-clearance requirement do not apply to transactions carried out by officers, directors or employees pursuant to a Rule 10b5-1 Plan, as described below. However, such a plan must itself be approved as set forth below.

SEC Rule 10b5-1 provides protection from insider trading liability under Rule 10b-5 for transactions under a previously established contract, plan or instruction to which the insider is irrevocably committed. The rule presents an opportunity for officers, directors and employees to establish arrangements pursuant to which they can sell or purchase Company securities even when they are aware of undisclosed material information as long as, among other conditions, they did not possess material nonpublic information at the time the arrangement was established. The arrangements may include blind trusts, pre-scheduled stock option exercises and sales, pre-arranged trading instructions and other brokerage and third-party arrangements. This policy permits transactions by officers, directors and employees that comply with Rule 10b5-1 if they are undertaken in compliance with the procedures described below.

The Securities Compliance Officer must pre-approve any plan, arrangement or trading instructions involving potential sales or purchases of stock or option exercises and sales (including, but not limited to, blind trusts, discretionary accounts with banks or brokers and limit orders) designed to comply with the rule (a “Rule 10b5-1 Plan”). In addition, each Rule 10b5-1 Plan must be offered and administered by a broker or other sponsor previously approved by the Securities Compliance Officer. Actual transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not be subject to the pre-clearance procedures for transactions in Company securities or to the trading window.

In approving a Rule 10b5-1 Plan, which must be in writing, the Securities Compliance Officer will determine whether the plan complies with Rule 10b5-1 and will not otherwise create an appearance of impropriety. At the time a Rule 10b5-1 Plan is entered into (or at any time an officer, director or employee wishes to terminate or modify a previously adopted Rule 10b5-1 Plan), the Securities Compliance Officer will assess whether there is any material information about the Company that has not been publicly disclosed. Absent special circumstances approved by the Securities Compliance Officer, adoption, modification or termination of a Rule 10b5-1 Plan will only be permitted during an open trading window. Additionally, there must be a cooling-off period prior to the first transaction under a Rule 10b5-1 Plan as follows: (A) for directors and officers, the later of: (1) 90 days following the adoption or modification of a Rule

10b5-1 Plan, and (2) two business days following disclosure of financial results on the Company’s Form 10-Q or 10-K (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption or modification of the plan), and (B) for other employees, 30 days following the adoption or modification of a Rule 10b5-1 Plan.

The Securities Compliance Officer may also require that there be an interval between the expiration or termination of a Rule 10b5-1 Plan and the implementation of a new Rule 10b5-1 Plan. Directors and officers must include a representation in their Rule 10b5-1 Plan certifying, at the time of adoption of a new or modified plan, that: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to avoid the prohibitions of Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan. The Securities Compliance Officer may specify other requirements regarding the timing of transactions or other limitations under a Rule 10b5-1 Plan.

The Securities Compliance Officer must also be satisfied that a Rule 10b5-1 Plan includes appropriate procedures to ensure compliance with SEC Rule 144 and Section 16 of the Exchange Act, and provides for cessation of sales during pooling lock-up periods in the event of a merger or acquisition or other periods when a lock-up is imposed on insiders.